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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   MCGROARTY                       ROSS                          J.
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   (Last)                          (First)                      (Middle)

                          2200 - 181  UNIVERSITY AVE.
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                                   (Street)

   TORONTO                     ONTARIO, CANADA                  M5H3M7
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   (City)                          (State)                      (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

   BIOFOREST PACIFIC, INC.   "BIFPF"
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

   N/A
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4.   Statement for Month/Day/Year

   AUGUST 2002
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5.   If Amendment, Date of Original (Month/Day/Year)

   N/A
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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                                   CHAIRMAN
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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                        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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--------------------- ---------- ----------- ----------- ----------------------------- ----------------- ------------ --------------
1. Title of Security  2. Trans-  2A.         3. Trans-   4. Securities Acquired (A)    5. Amount of      6. Owner-    7. Nature of
   (Instr. 3)          action     Deemed      action      or Disposed of (D)            Securities        ship Form:   Indirect
                       Date       Execution   Code        (Instr. 3, 4 and 5)           Beneficially      Direct (D)   Beneficial
                                  Date, if    (Instr. 8)                                Owned at          or Indirect  Ownership
                       (Month/    any        ----------- -----------------------------  End of Month      (I)
                        Day/       (Month/                           (A) or
                        Year)     Day/Year)   Code   V      Amount     (D)     Price    (Instr. 3 and 4)  (Instr. 4)    (Instr. 4)
--------------------- ---------- ----------- ------ ---- ----------- ------ ---------- ----------------- ------------ --------------
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COMMON SHARES          08/13/02                P     -     333,416     A      $0.02         454,962            D            N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Insruction 4(b)(v).

                                                                                                                    SEC 1474 (9-02)
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FORM 4 (continued)

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                              TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (e.g., puts, calls, warrants, options, convertible securities)
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----------- -------- -------- -------- ---- --- ------ ------ -------- -------- ------- -------- ------- --------- -------- --------
                                                                                                         9.
                                                                                                         Number    10.
                                                                                                         of deriv- Owner-
                                                5.                                                       ative     ship
                                                Number of                       7.                       Secur-    Form of  11.
            2.                                  Derivative    6.                Title and Amount         ities     Deriv-   Nature
            Conver-           3A.      4.       Securities    Date Exer-        of Underlying    8.      Bene-     ative    of
            sion or           Deemed   Trans    Acquired      cisable and       Securities       Price   ficially  Sec-     In-
            Exer-    3.       Execu-   action   (A) or        Expiration Date   (Instr. 3 and 4) of      Owned     urity    direct
            cise     Trans-   tion     Code     Disposed        (Month/Day/     ---------------- Deriv-  Following Direct   Bene-
1.          Price    action   Date,    (Instr.  (D) of             Year)                 Amount  ative   Reported  (D) or   ficial
Title of    of       Date     if any     3, 4     (Instr. 3   -----------------            or    Secur-  Trans-    indirect Owner-
Derivative  Deriv-   (Month/  (Month/   and 5)    4, and 5)    Date    Expira-           Number  ity     action(s) (I)      ship
Security    ative      Day/     Day/   -------- -------------  Exer-    tion               of    (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  Security   Year)    Year)  Code  V   (A)   (D)    cisable    Date    Title   Shares     5)      4)        4)       4)
----------- -------- -------- -------- ---- --- ------ ------ -------- -------- ------- -------- ------- --------- -------- --------
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Explanation of Responses:


                                                                       /S/ ROSS MCGROARTY                        SEPT. 17, 2002
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                                                                     **Signature of Reporting Person                   Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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